EXHIBIT 99.1

PRESS RELEASE

UNITED COMMUNITY BANCORP ANNOUNCES CASH DIVIDEND

Lawrenceburg, Ind., October 27, 2011 - United Community Bancorp (the “Company”) (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.11 per share, payable on or about November 30, 2011, to stockholders of record as of the close of business on November 9, 2011.  United Community MHC, the Company’s mutual holding company parent, will waive receipt of the dividend.

United Community Bancorp is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates nine offices in Dearborn County and Ripley County, Indiana.

Contact:	United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822